Exhibit 10.9

                AMENDED AND RESTATED DEBENTURE PURCHASE AGREEMENT

      This Amended and Restated Debenture Purchase Agreement (this "Agreement") is entered into as of the 30th day of September, 2004 by and among E. Khashoggi Industries LLC, a Delaware limited liability company ("Holder"), and EarthShell Corporation, a Delaware corporation ("EarthShell").

      WHEREAS, there are currently outstanding $6,800,000 aggregate principal amount of Secured Convertible Debentures due March 5, 2006 issued by EarthShell (the "Debentures");

      WHEREAS, SF Capital Partners, Ltd. ("SFCP") is the holder of $4,500,000 principal amount of Debentures (the "SFCP Debentures");

      WHEREAS, Holder, EarthShell and SFCP have entered into an Amended and Restated Debenture Purchase Agreement, dated the same date hereof (the "SFCP Agreement"), pursuant to which SFCP has agreed to convert the SFCP Debentures into shares of EarthShell common stock and Holder has agreed to purchase from SFCP, and SFCP has agreed to sell to Holder, all of SFCP's remaining rights SFCP under the SFCP Debentures and the Related Agreements (as such term is defined in the SFCP Agreement) (the "Remaining Rights") for the consideration stated in the SFCP Agreement;

      WHEREAS, EarthShell has entered into agreements with the holders of the other Debentures to purchase all of the Debentures not held by SFCP (the "Other Debentures");

      WHEREAS, EarthShell and Holder previously entered into that certain Debenture Purchase Agreement, dated as of July 16, 2004, pursuant to which EarthShell agreed to purchase from Holder, and Holder agreed to sell to EarthShell, all of the Debentures purchased by Holder (the "Original Agreement"); and

      WHEREAS, EarthShell and Holder now wish to amend and restate the Original Agreement in its entirety;

      NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. Purchase and Sale of Subject Debentures. Subject to the terms and conditions set forth in this Agreement, within fifteen (15) days following Holder's purchase of the Remaining Rights (which shall include all of SFCP's rights under the SFCP Debentures and the Related Agreements following the conversion of the SFCP Debentures into shares of EarthShell common stock pursuant to the terms of the SFCP Agreement), Holder shall sell to EarthShell, and EarthShell shall purchase from Holder, all, but not less than all, of the Remaining Rights and any Other Debentures purchased by Holder for a cash payment equal to the total cash consideration paid by Holder for the Remaining Rights and the Other Debentures. EarthShell also covenants to acquire all of the Other Debentures not purchased by Holder within such fifteen (15) day period and to terminate all of rights and obligations of SFCP, the Holder and the holders of the Other Debentures under the Related Agreements. Notwithstanding the foregoing, to the extent permitted under the applicable Debenture purchase agreement, either EarthShell or Holder may elect to have Holder assign to EarthShell its rights to acquire any of the Other Debentures, and in such event EarthShell shall fund directly all consideration required to acquire such Other Debenture. Upon EarthShell's acquisition of the Debentures, they shall be retired and extinguished. EarthShell further agrees to perform all obligations of EarthShell and Holder under the terms of the SFCP Agreement and any other agreement entered into to by Holder to acquire the Other Debentures and to defend, indemnify and hold Holder harmless from any liabilities, obligations, claims, losses, damages or expenses Holder may incur or suffer as a result of acquiring, holding or disposing of the Debentures, excluding, however, (i) liabilities, obligations, claims, losses, damages or expenses that are directly attributable to Holder's breach of its representations and warranties under such acquisition agreements or this Agreement, and (ii) in the case of the SFCP Agreement, Holder's obligation to pay $1,000,000 to SFCP to acquire all of the Remaining Rights pursuant to Section 3 of the SFCP Agreement, and Holder's and Mr. Essam Khashoggi's obligation to vote their respective shares of EarthShell common stock in the manner set forth in Section 5(b) of the SFCP Agreement.

      2. Amount and Payment of Purchase Price. The purchase price for the Remaining Rights shall be $1,000,000 (the "Purchase Price"). EarthShell shall also reimburse Holder for any out of pocket costs it has incurred to negotiate and enter into this Agreement, the Original Agreement, the SFCP Agreement and the debenture purchase agreements with the holders of the Other Debentures, and to consummate the transactions contemplated herein and therein.

      3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on the date mutually decided by the parties, but in no event later than the 15th day following Holder's purchase of the Remaining Rights (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Suite 4000, Los Angeles, CA 90067, or at such other time and location as the parties shall mutually designate. At the Closing, (i) Holder will assign and transfer to EarthShell good and valid title in and to the Remaining Rights, free and clear of any and all liens, charges, options and adverse claims or rights whatsoever ("Restrictions"), by delivering to EarthShell certificates representing the SFCP Debentures (once they are received from SFCP) and such other agreements and documents as EarthShell may reasonably request to evidence the termination of Holder's rights under the SFCP Debentures and the Related Agreements, and (ii) EarthShell shall pay to Holder the Purchase Price.

      4. Representations and Warranties of Holder.

            4.1 Authority. Holder is duly organized, validly existing and in good standing under the laws of the State of Delaware. Holder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

            4.2 Due Execution; Validity. This Agreement has been duly executed and delivered by Holder and constitutes the legal, valid and binding obligation of Holder, enforceable against it in accordance with its terms.

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

      5. Representations and Warranties of EarthShell.

            5.1 Authority. EarthShell is duly organized, validly existing and in good standing under the laws of the State of Delaware. EarthShell has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

            5.2 Due Execution; Validity. This Agreement has been duly executed and delivered by EarthShell and constitutes the legal, valid and binding obligation of EarthShell, enforceable against it in accordance with its terms.

      6. Termination of Rights Under Certain Agreements. The parties understand and agree that, effective as of the Closing, none of EarthShell, Holder, SFCP or the holders of the Other Debentures shall have any further rights or obligations under the Related Agreements, and each of the Related Agreements shall be terminated. The parties hereby agree to execute termination agreements and statements with respect to any financing statements filed pursuant to the Security Agreement (as such term is defined in the SFCP Agreement) as either party may reasonably request.

      7. Waiver. Holder hereby waives any Event of Default (as defined in the Debentures) under the SFCP Debentures and hereby releases EarthShell and its affiliates, officers, directors, employees and agents from any claims relating to any Event of Default thereunder.

      8. Condition to Closing. It shall be a condition to the Closing of the transactions contemplated hereby that Holder shall, on or prior to the Closing Date, have acquired all of the outstanding SFCP Debentures and SFCP's rights under the Related Agreements.

      9. Miscellaneous.

            9.1 Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to the conflicts of law provisions thereof.

            9.2 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior or contemporaneous agreements and understandings relating to the subject matter hereof, including, without limitation, the Original Agreement.

            9.3 Invalid Provisions. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

            9.4 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

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

            9.5 Successors and Assigns. Subject to the following sentence, this Agreement will be binding upon, and will inure to the benefit of, the successors, assigns, heirs, executors and estates of the parties hereto. This Agreement may not be assigned or delegated by Holder without the prior written consent of EarthShell, and any attempted assignment or delegation without such consent shall be null and void. EarthShell shall have the right to assign this Agreement and its rights hereunder to any party, including any affiliate of EarthShell.

            9.6 Opportunity to Consult Counsel and Other Advisors. Each of the parties hereto acknowledges and understands that such party has had an opportunity to consult with the legal, tax, business and other advisors of such party's choice regarding this Agreement and the transactions contemplated hereby and that such party has read this Agreement carefully and fully understands all of the terms and provisions contained herein and their significance.

            9.7 Further Assurances. Each party hereto shall execute and deliver such further instruments, and take such other actions, as any other party hereto may reasonably request in order to carry out this Agreement and to fully consummate the transactions contemplated hereby, including.


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

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                         E. KHASHOGGI INDUSTRIES, LLC
                                         ("EKI")

                                         By: /s/ ESSAM KHASHOGGI
                                             -----------------------------------
                                         Name: ESSAM KHASHOGGI
                                         Title:

                                         EARTHSHELL CORPORATION
                                         ("EARTHSHELL")

                                         By: /s/ Scott Houston
                                            -----------------------------------
                                         Name:  Scott Houston
                                         Title: CFO


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